Free Writing Prospectus Filed Pursuant to Rule 433

To Prospectus dated May 7, 2025

Preliminary Prospectus Supplement dated February 4, 2026

Registration Statement File No. 333-287024

Spire Inc.

Offering of

$400,000,000 4.600% Senior Notes due 2031

(the “Notes”)

Pricing Term Sheet

February 4, 2026

The information in this pricing term sheet relates to the offering of the Notes and should be read together with the preliminary prospectus supplement dated February 4, 2026 relating to the offering of the Notes (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein and the related base prospectus dated May 7, 2025, filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (Registration Statement File No. 333-287024). Terms used but not defined herein have the meanings ascribed to them in the Preliminary Prospectus Supplement.

Issuer:	Spire Inc.

Ratings (Moody’s / S&P)*:	Baa2 (stable) / BBB (negative)

Pricing Date:	February 4, 2026

Settlement Date**:	February 9, 2026 (T+3)

Security Type:	Senior Notes

Principal Amount:	$400,000,000

Maturity Date:	September 1, 2031

Interest Payment Dates:	March 1 and September 1, beginning September 1, 2026

Benchmark Treasury:	3.750% due January 31, 2031

Benchmark Treasury Price / Yield:	99-20+ / 3.830%

Spread to Benchmark Treasury:	+82 bps

Yield to Maturity:	4.650%

Coupon:	4.600%

Public Offering Price:	99.754% of the principal amount

Optional Redemption:

Make-Whole Call:	Prior to August 1, 2031 (the date that is one month prior to the maturity date of the Notes (the “Par Call Date”)), the Issuer may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (i)(a) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed discounted to the redemption date (assuming the Notes being redeemed matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the redemption date and (ii) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

Par Call:	On or after the Par Call Date, the Issuer may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

CUSIP / ISIN:	84857L AF8 / US84857LAF85

Joint Book-Running Managers:	BMO Capital Markets Corp. J.P. Morgan Securities LLC Mizuho Securities USA LLC U.S. Bancorp Investments, Inc.

Co-Manager:	Commerce Brokerage Services, Inc.

The issuer has filed a registration statement (including a base prospectus) and the Preliminary Prospectus Supplement (including such base prospectus) with the SEC for the offering of the Notes to which this communication relates (File No. 333-287024). Before you invest, you should read the Preliminary Prospectus Supplement (including such base prospectus) and any other documents the issuer has filed with the SEC for more complete information about the issuer and the offering of the Notes. You may get these documents for free by searching the SEC online database (EDGAR) on the SEC website at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering of the Notes will arrange to send you the Preliminary Prospectus Supplement (including such base prospectus) if you request it by calling BMO Capital Markets Corp. toll-free at 1-888-200-0266, J.P. Morgan Securities LLC collect at 1-212-834-4533, Mizuho Securities USA LLC toll-free at 1-866-271-7403 or U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607.

This communication should be read in conjunction with the Preliminary Prospectus Supplement (including such base prospectus). The information in this communication supersedes the information in the Preliminary Prospectus Supplement (including such base prospectus) to the extent inconsistent with the information therein.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

It is expected that delivery of the Notes will be made against payment for the Notes on or about February 9, 2026, which is the third business day following the date of this pricing term sheet (such settlement cycle being referred to as “T+3”). Under Rule 15(c)6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to the first business day before delivery will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the Notes who wish to trade the Notes on any date prior to the first business day before delivery should consult their own advisors.